UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 033-24138-D

IMAGENETIX, INC.
(Exact name of registrant as specified in its charter)

10845 Rancho Bernardo Road, Suite 105
San Diego, California 92127
858-674-8455
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $.001 Par Value
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	[ ]
Rule 12g-4(a)(2)	[X]
Rule 12h-3(b)(1)(i)	[ ]
Rule 12h-3(b)(1)(ii)	[ ]
Rule 15d-6	[ ]

               Approximate number of holders of record as of the certification or notice date: __________325____________

               Pursuant to the requirements of the Securities Exchange Act of 1934, Coronus Solar Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 2, 2015	By: /s/ Lowell W. Giffhorn
Name: Lowell W. Giffhorn
Title: Chief Financial Officer